                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
  OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number 1-8120

                               Bairnco Corporation
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             (Exact name of registrant as specified in its charter)

                        300 Primera Boulevard, Suite 432
                               Lake Mary, FL 32746
                                 (407) 875-2222
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $0.01 par value
                  Associated Rights to Purchase Preferred Stock
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please  place  an X in the  box(es)  to  designate  the  appropriate  rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  /X/       Rule 12h-3(b)(l)(i)    /X/
            Rule 12g-4(a)(l)(ii) /_/       Rule 12h-3(b)(l)(ii)   /_/
            Rule 12g-4(a)(2)(i)  /_/       Rule 12h-3(b)(2)(i)    /_/
            Rule 12g-4(a)(2)(ii) /_/       Rule 12h-3(b)(2)(ii)   /_/
                                           Rule 15d-6             /_/

      Approximate number of holders of record as of the certification or notice date:  one (1)

      Pursuant  to the  requirements  of the  Securities  Exchange  Act of 1934,
Bairnco  Corporation  has caused this  certification/notice  to be signed on its behalf by the undersigned duly authorized person.

Date:  April 24, 2007                     BAIRNCO CORPORATION

                                          By: /s/ John Quicke
                                              ----------------------------------
                                          Name: John Quicke
                                          Title: President and Chief
                                          Executive Officer

Instruction:  This  form is  required  by Rules  12g-4,  12h-3  and 15d-6 of the
General Rules and  Regulations  under the  Securities  Exchange Act of 1934. The registrant  shall file with the Commission three copies of Form 15, one of which shall be manually signed.  It may be signed by an officer of the registrant,  by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.